Exhibit 99.1

For Immediate Release

Multiple Studies Demonstrate the Use of Hyperthermia Therapy in Treating Pancreatic Cancer

SALT LAKE CITY, Utah April 24, 2008—BSD Medical Corporation (NASDAQ:BSDM) today began to report highlights from 204 abstracts summarizing presentations at the International Congress on Hyperthermic Oncology (ICHO) conducted this month in Munich, Germany.  This conference is the combined meeting of the European Society for Hyperthermic Oncology (ESHO), the U. S. Society of Thermal Medicine (STM) and the Asian Society for Hyperthermic Oncology (ASHO).  This press release deals with a summary of four presentations made on the use of hyperthermia therapy in the quest for better treatment of pancreatic cancer.  Pancreatic cancer treatment with hyperthermia therapy was a subject of keen interest at ICHO as researchers in different parts of the world reported their independent results in this effort.

Pancreatic cancer is the fourth leading cause of cancer death in men and women, with 37,170 new cases projected in the United States this year by the American Cancer Society, and 33,370 deaths from the disease. Even a small benefit from a new treatment is important for patients faced with this deadly form of cancer.  While the use of hyperthermia therapy in treating some other forms of cancer has been heavily researched, little has been known about the potential of the therapy in treating pancreatic cancer patients, a cancer for which better treatment is urgently needed.

The Verona Study

Fifty-seven pancreatic cancer patients were accrued between 2000 and 2006 in a study conducted by the Department of Radiotherapy of the University of Verona in Italy.  Eleven patients were lost at follow up, leaving 46 evaluable patients.   Patients were divided into groups A and B.  Group A consisted of 25 patients who received chemotherapy and hyperthermia plus radiation (or chemotherapy alone in the case of 5 patients affected by distant metastases wherein radiation was excluded).  Group B consisted of 21 patients (none of whom had metastatic disease) who received chemotherapy and radiation without hyperthermia.  At 24 months, 9 patients (36%) were alive in group A, compared to 4 patients (19%) who were alive in group B.  Chemotherapy was well tolerated in both groups, with no more toxicity in group A.  The study concluded that hyperthermia is a promising therapeutic modality in the treatment of locally advanced pancreatic cancer, that it does not increase acute or late toxicity of combined treatment, and that it seems to enhance the efficacy of both chemotherapy plus radiation and chemotherapy alone with metastatic disease, as 5 patients with distant metastases were included in group A.

The Munich Study

Researchers associated with the University of Munich, Germany, reported results after treating 22 pancreatic patients in a very difficult stage of the disease (19 metastatic and 3 with locally advanced pancreatic cancer).  Using a combination of gemcitabine plus cisplatin as their chemotherapy drugs combined with hyperthermia therapy, the treatment reached their target for improvement, and based on these data a randomized first-line phase III clinical trial has been initiated.  A number of cancer research institutions with BSD-2000 systems have agreed to participate in this government sponsored phase III study.

Kyoto Studies

This study conducted at the Kyoto Prefectural University of Medicine in Japan was a retrospective analysis of patients with advanced inoperable pancreatic cancer who were treated with the sequential combination of chemotherapy (gemcitabine) plus hyperthermia therapy between 2004 and 2007.  Patients treated with gemcitabine alone between December 2003 and April 2005 were allocated as a control group (historical control).  Patients in the experimental group received gemcitabine plus hyperthermia therapy.  The disease control rate was 57.1% for the experimental group and 14.3% for patients treated with gemcitabine alone (historical control).  The one-year overall survival for the control group was 30%, compared to 49% for the experimental group that received hyperthermia therapy.   The study concluded that this combination therapy could be a potential first-line treatment for patients with advanced pancreatic cancer.

A second Kyoto study was also presented, designed to identify some of the mechanisms whereby hyperthermia therapy works in combination with chemotherapy to improve results in killing cancer cells.  When cells are attacked by chemotherapy they release a protective protein complex called NF-kB, and this protein induces tumors to become resistant to chemotherapy.   To explore the effects of hyperthermia therapy in the formation of NF-kB, the group treated cultured human pancreatic cancer cells with gemcitabine, inducing the formation of NF-kB.  They discovered that hyperthermia inhibited the chemotherapy-induced activation of NF-kB, and thus enhanced cancer cell death through gemcitabine.  The study concluded that hyperthermia inhibited gemcitabine-induced activation of NF-kB and decreased the expression of anti-apoptosis proteins, resulting in the enhancement of the cytotoxicity of gemcitabine.

About BSD Medical Corporation

BSD Medical is a leading developer of medical systems used to deliver precision-focused RF or microwave energy for the treatment of cancer and other diseases and conditions.  BSD Medical’s cancer therapy systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with other treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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